Exhibit 99

Shareholder and Financial Analyst Contact
 Jim Jacobson
Director of Investor Relations
Phone (515) 284-2633
E-mail jim.jacobson@meredith.com

Media Contact
Art Slusark
Vice President-Corporate Communications
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH BOARD APPROVES SHARE REPURCHASE AUTHORIZATION AND DECLARES DIVIDEND

DES MOINES, Iowa, May 11, 2006-The Board of Directors of Meredith Corporation (NYSE: MDP) authorized the repurchase of up to 2.5 million additional shares of the Company's stock as part of its existing share repurchase plan and declared a quarterly dividend of $0.16 per share.

Including the 2.5 million newly authorized shares, approximately 3.1 million shares are outstanding under existing authorizations. To date in fiscal 2006, Meredith has repurchased approximately 1.5 million shares, which includes more than 550,000 shares in the fourth fiscal quarter. As of March 31, 2006, there were 49.7 million shares outstanding.

The quarterly dividend will be payable June 15, 2006 to shareholders of record on May 31, 2006. The Company has paid a dividend for 59 consecutive years and increased its dividend for 13 consecutive years.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines-including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More-and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the largest Hispanic publisher in the United States.

# # # #